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                                                                   EXHIBIT 5.2



                     [ANDREWS & KURTH L.L.P. LETTERHEAD]



                                 July 1, 1997


Union Texas Petroleum Holdings, Inc.
1330 Post Oak Boulevard
Houston, Texas 77252-2120

                Re:     Union Texas Petroleum Deferred Compensation
                        Plan (the "Plan")

Ladies and Gentlemen:

                We have acted as counsel to Union Texas Petroleum Holdings, Inc. (the "Company") in connection with the registration by the Company under the Securities Act of 1933, as amended (the "1933 Act"), of obligations ("Deferred Compensation Obligations") which may be incurred by the Company pursuant to the Plan, and the filing with the Securities and Exchange Commission (the "Commission") of a registration statement on Form S-8 relating to the Deferred Compensation Obligations (the "Registration Statement").

                As such counsel, we have made such legal and factual examinations and inquiries as we have deemed necessary or appropriate for purposes of this opinion, and have made such additional assumptions as are set forth below.

                The Plan document states that the Plan was established to permit nonemployee directors and eligible employees to defer the receipt of compensation otherwise payable to such directors and eligible employees in accordance with the terms of the Plan. The Plan is unfunded and states that, with respect to participation by employees, it is intended to be a "top-hat" plan for purposes of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), i.e., a plan maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees. For the purpose of this opinion, we have assumed that
(1) the Plan was duly adopted by the Company on May 5, 1997, and (2) the Plan is maintained primarily for the purpose of providing deferred compensation to nonemployee directors and to employees who constitute a select group of management or highly compensated employees.

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Union Texas Petroleum Holdings, Inc.                                 EXHIBIT 5.2
July 1, 1997
Page 2




                By its express terms, the Plan potentially results in a deferral of income by employees for periods extending to the termination of covered employment or beyond. Accordingly, the Plan is an "employee pension benefit plan" described in section 3(3) of ERISA. However, as a Plan that is unfunded and maintained primarily for the purpose of providing deferred compensation to nonemployee directors and to a select group of management or highly compensated employees, the Plan is only subject to parts 1 and 5 of Title I of ERISA, and not to any other provisions of ERISA.

                Parts 1 and 5 of Title I of ERISA do not impose any specific written requirements on nonqualified deferred compensation arrangements such as the Plan as a condition to compliance with the applicable provisions of ERISA. Further, the operation of the Plan pursuant to the written provisions of the Plan will not cause the Plan to fail to comply with parts 1 or 5 of Title I of ERISA.

                The Plan is not designed or operated with the purpose of satisfying the requirements for qualification under section 401(a) of the Internal Revenue Code of 1986, as amended.

                On the basis of the foregoing, we are of the opinion that the provisions of the written document constituting the Plan comply with the requirements of ERISA pertaining to such provisions.

                This opinion letter is issued as of the date hereof and is limited to the laws now in effect, and in all respects is subject to and may be limited by future legislation, as well as by future case law. We assume no responsibility to keep this opinion current or to supplement it to reflect facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

                We hereby expressly consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the Rules and Regulations of the Commission.


                                                Andrews & Kurth L.L.P.



1137/2698